Custodian Agreement
American Independence Funds Trust and INTRUST Bank, N.A.
Attachment One

Amendment 04 to Attachment One
to the
Revised Custodian Agreement
between
American Independence Funds Trust and INTRUST Bank, N.A.
dated June 14, 2013.

**Amended Attachment One**

The following funds are separate portfolios of assets held in the American Independence Funds Trust as of June 20, 2017.

- American Independence Carret Core Plus Fund
- American Independence Kansas Tax Exempt Bond Fund
- American Independence JAForlines Global Tactical Allocation Fund
- AI Large Cap Growth Fund
- American Independence Hillcrest Small Cap Value Fund

American Independence Funds Trust

By: [signature]

Name: Darlene T. Deremer

Title: President

INTRUST Bank, N.A.

By: [signature]

Name: Greg Scafe

Title: Sr. Rel. Mgr.